UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 30, 2011

China Energy Recovery, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-53283 (Commission File Number)	33-0843696 (IRS Employer Identification No.)

Building#26, No. 1388 Zhangdong Road Zhangjiang Hi-tech Park Shanghai, China (Address of principal executive offices)	201203 (Zip Code)

Registrant’s telephone number, including area code (86) 021 2028-1866

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 — Entry into a Material Definitive Agreement

On September 30, 2011 (“Loan Date”), China Energy Recovery, Inc., a Delaware corporation (“CER”), entered into a term loan arrangement with Hold And Opt Investments Limited, a Bahamian company (“Lender”). The proceeds of this loan are intended for use as working capital.

Pursuant to the terms of the agreement, CER has borrowed from the Lender the aggregate sum of USD$ 2,000,000 (“Loan Amount”). The outstanding principal amount under this loan agreement shall bear interest at the annual rate of 15.1% (monthly rate of 1.26%), commencing on the Loan Date, and continuing until the principal is paid in full.  If any payment of principal or interest is not made when due, then the payment will bear a monthly penalty equal to 1.5% of the amount due, compounded monthly, until paid in full.

The maturity date of the Loan Amount is October 30, 2011.  Interest will accrue monthly and will be due and payable at the maturity date. The payment of the Loan Amount, interest and any other sums due under this loan agreement will be paid to the Lender without any deduction for any withholding amounts imposed by any jurisdiction, taxes or fees.

CER and the Lender have agreed to comply with certain covenants customary for a loan of this type.  Furthermore, the Lender has the right of first refusal to provide any debt or equity financing to be undertaken by CER that is for capital raising purposes on the same terms as bona fide offer by any lender or investor while any of the principal or interest is outstanding and due.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

China Energy Recovery, Inc.
Date: September 30, 2011	By:	/s/ Qinghuan Wu
Qinghuan Wu
Chief Executive Officer